Exhibit 4.1
                             COMPENSATION AGREEMENT


     This Compensation Agreement is dated as of June 2, 2004 among Secured Digital Applications, Inc., a Delaware corporation (the "Company") and Sichenzia Ross Friedman Ference LLP ("Consultants").

     WHEREAS, the Company has requested the Consultants as outside counsel to provide the Company with legal services in connection with their business, and the Consultants have agreed to provide the Company with such legal services; and

     WHEREAS, the Company wishes to compensate the Consultants with shares of its common stock for such services rendered;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. The Company will issue up to 1,000,000 shares of the Company's common stock, $.00001 par value per share, to such members or employees of the Consultants as the Consultants shall designate. The shares to be issued shall initially represent payment of the balance due for legal services of the Company. Such amount to be paid through the issuance of shares of common stock shall be $133,500. Additional shares may thereafter be issued, based upon hourly fees or other fees negotiated between the Company and Consultant, for general corporate and litigation matters and for new matters, with the exact number of such additional shares also being determined based upon the average of the closing bid and asked prices as reported on the Over-the-Counter Bulletin Board on the day immediately preceding the date on which payment is to be made.

2. The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 60 days of the execution of this agreement.

     IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

                                            SECURED DIGITAL APPLICATIONS, INC.


                                            /s/Patrick Soon-Hock Lim
                                            -------------------------
                                               Patrick Soon-Hock Lim
                                               Chairman


                                            SICHENZIA ROSS FRIEDMAN FERENCE LLP

                                            /s/Jay McDaniel
                                            ---------------
                                               Jay McDaniel